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                                                                   EXHIBIT 10.29

                             EMPLOYMENT AGREEMENT

     This Agreement is entered into as of this 1st day of April, 2000, by and between HADRON, INC., (the "Company") and Jon M. Stout ("Employee").

     WHEREAS, the Company and Employee have agreed to terms upon which Employee will be employed by the Company and wish to set forth such terms and conditions in writing;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Employee as its CHIEF EXECUTIVE OFFICER for the term as hereinafter set forth. Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with his position. Employee shall report to the Board of Directors (the "Board") of the Company. During the term of this Agreement, Employee shall devote such time to the business of the Company as Employee and the Board deem appropriate, and the Company hereby expressly acknowledges that Employee is employed by other companies and agrees that Employee may continue that employment, so long as no conflict exists between the Company and such other entities. If Employee determines that a conflict has or may arise between his other employment and his duties and responsibilities to the Company, Employee shall notify the Board and shall assist the Board to establish and implement appropriate procedures to resolve the conflict. Employee shall inform the Board of the extent and nature of his activities on behalf of the Company on a periodic basis.

     2. Limitations on Duties. The Company acknowledges that Stout my be subject to certain restrictions arising out of a NonCompetition Agreement entered into between Stout and Northrop Grumman Corporation, arising out of Stout's prior position with Data Procurement Corporation, Inc. ("DPC"). The Company further acknowledges that in order to avoid having Stout possibly violate the NonCompetition Agreement, the Company has agreed to the following limitations on Stout's responsibilities:

          a. Current Contracts with the National Security Agency. The Company acknowledges that at the time of execution of this Agreement a subsidiary of the Company, (EISI), is performing two contracts for the National Security Agency, which was a client of DPC during Stout's tenure with DPC. It is agreed and understood that Stout will not have any involvement with these two contracts with NSA. All day-to-day decisions regarding these contracts are to be handled by other officers of the Company, and Stout will not have any communications with such other officers concerning the Company's performance under these contracts. If a decision is required on one or more of these contracts which

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               would, under normal circumstances, be handled by the Chief
               Executive Officer, such issue will be referred to the Chairman of the Board of Directors.

          b. Prospective Contracts with the National Security Agency. The Company further acknowledges that the Company is precluded from seeking any further contracts (other than the contracts referred to in Section 2a above including extensions and follow-ons thereof) from the National Security Agency due to the NonCompetition Agreement entered into by Stout and Northrop Grumman during the term of the NonCompetition Agreement, unless a waiver of the NonCompetition Agreement is obtained by the Chief Executive Officer of Northrop Grumman prior to seeking such contracts.

     3. Term. The Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending on the second anniversary of such date (the "Employment Period"). Subject to the provisions of Section 8 hereof, the Employment Period shall be a constant rolling period of two (2) years, commencing on the Effective Date, with the result that, for each day after the Effective Date, Employee's term of employment shall be extended for an additional day so that at all times the remaining period of Employee's term of employment shall be two (2) years; provided that the Employment Period shall end at the first day of the month following Employee's sixty-fifth (65th) birthday.

     4. Base Salary and Time Allotment. During the term of the Agreement, Employee shall be available to the Employer thirty (30) hours per week. For this, the Employee's initial annual base salary shall be $50,000 for the first six-months of employment, after which time shall be increased to $140,000 annually. Employee's base salary for the future years shall be determined by the Compensation Committee of the Board in its sole discretion. The base salary shall be payable on a bi-weekly basis or such other basis as the Company uses to pay its executive officers.

     5. Stock Options. The Company shall grant to Employee options in its Incentive Stock Option Plan ("Options") in such amount as determined by the Board, but such amount shall not be less than 15,000 Options. Such amount shall be commensurate with the duties and responsibilities of Employee.

     6. Annual Bonus. In addition to Employee's Base Salary, Employee shall be eligible to earn an annual bonus, in accordance with the Company's Bonus Plan, if one is in effect, or by action of the Board at the recommendation of the Compensation Committee.

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     7.   Fringe Benefits.  Employee shall receive fringe benefits, including an automobile allowance in the initial amount of $350 per month, consistent with the Company's policies for executive officers and as approved by the Board.

     8. Other Benefits. Employee shall be fully reimbursed by the Company for all expenses reasonably incurred in connection with the performance of Employee's duties, upon presentation of expense statements and such other supporting information as the Company may reasonably require. Unless waived by Employee, the Company shall provide to Employee the insurance and medical coverage provided to the Company's executive officers, on the same terms and conditions. Unless otherwise agreed to by the Board and Employee, Employee shall be entitled to four weeks of paid vacation during each year of employment.

     9. Termination and/or Renewal. The Company shall have the right to terminate this Employment Agreement for Cause on the grounds that: (i) Employee acted dishonestly in any activity related to this job; (ii) Employee has been convicted of a felony or crime of moral turpitude; or (iii) for Employee's gross neglect of his duties. If Employee is terminated for Cause, as defined herein, or leaves the employ of the Company voluntarily, then no remuneration will be due past the date of termination.

          If, during the Employment Period, the Company shall terminate Employee's employment other than for Cause, the Company shall pay to Employee in a lump sum in cash within 30 days after the date of termination the sum of (1) Employee's base salary and bonus through the date of termination to the extent not therefore paid; (2) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) to the extent not therefore paid; (3) any accrued vacation pay, to the extent not therefore paid; and (4) the base salary that would have been payable to Employee from the Date of Termination to the end of the Employment Period.

     10. Indemnification. The Company shall indemnify and hold Employee harmless from and against any and all causes of action, claims, costs, liabilities, expenses, attorney's fees or damages arising from Employee's performance of his duties as described herein, except however where such claims, etc. are a result of Employee's gross negligence or willful misconduct.

     11. Full Authority. Each party represents to the other that: (i) it has full power and authority to execute, deliver and perform this Agreement and to take all necessary corporate action on its part for the execution, delivery and performance of this Agreement by it has been duly taken; (ii) this Agreement has been duly authorized and executed by it; (iii) it is a legal, valid and binding Agreement, enforceable against such party in accordance with its terms.

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     12.  Entire Agreement/Assignment/Governing Law.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire Agreement between the parties and shall supersede all previous communications, representations, understandings, and Agreements, either oral or written, between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

     13. Waivers. A waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or modification of this Agreement must be in writing.



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     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.


HADRON, INC.                            ACCEPTED & AGREED TO:



By:______________________________       _______________________________
     C. W. Gilluly                      Jon M. Stout
     Chairman
     Board of Directors

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